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                                                                    EXHIBIT 10.5

                               AMENDMENT NO. 1 TO
                           LOAN AND SECURITY AGREEMENT

                  This Amendment No. 1 ("Amendment No. 1") is dated as of the 6th day of August, 2002 and is by and between Congress Financial Corporation (Central), as Agent (the 'Agent') for the lenders from time to time party to the Loan Agreement (as defined below) (the "Lenders") and as a Lender, and Frank's Nursery & Crafts, Inc. ("Borrower").

                                   WITNESSETH:

                  WHEREAS, Agent, Lenders and Borrower are parties to that certain Loan and Security Agreement, dated as of May 20, 2002 (the "Loan Agreement"), pursuant to which Lenders agreed to provide certain loans and other financial accommodations to Borrower;

                  WHEREAS, Borrower, Agent and Lenders have now agreed, upon certain conditions precedent in this Amendment No. 1 having been met, to amend the Loan Agreement in certain respects;

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Amendment to Loan Agreement. The Loan Agreement is hereby amended as follows:

                  (a) Section 1.15(a) of the Loan Agreement is amended and restated in its entirety as follows:

                  (a) the amount equal to: (i) the lesser of (A) eighty-five percent (85%) of the Net Amount of the Eligible Accounts and (B) the Accounts Loan Limit; plus (ii) the sum of (A) the least of (x) seventy percent (70%) multiplied by the Cost of the Eligible Inventory of Live Plants Inventory, (y) eighty-five percent (85%) of the Net Recovery Rate applicable to Eligible Inventory of Live Plants Inventory and (z) the Applicable Live Plants Sublimit; (B) the lesser of 70% multiplied by the Cost of Eligible Inventory of Lawn & Garden, Home Decor Inventory and (y) eighty-five percent (85%) of the Net Recovery Rate applicable to Eligible Inventory of Lawn & Garden, Home Decor Inventory; (C) the lesser of (x) seventy percent (70%) multiplied by the Cost of Eligible Inventory of Floral & Crafts Inventory and (y) eighty-five percent (85%) of the Net Recovery Rate applicable to Eligible Inventory of Floral & Crafts Inventory, (D) the lesser of (x) the Applicable Current Christmas Advance Rate multiplied by the Cost of Eligible Inventory of Current Christmas Decoration Inventory and (y) eighty-five percent (85%) of the Net Recovery Rate applicable to Eligible Inventory of Current Christmas Decoration Inventory; and (E) the least of (x) the Applicable Pack-Away Christmas Advance Rate multiplied by the Cost of the Eligible Pack-Away
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         Christmas Decoration Inventory, (y) eighty-five percent of the Net
         Recovery Rate applicable to Eligible Inventory of Pack-Away Christmas Decoration Inventory and (z) $500,000; plus (iii) one hundred percent (100%) of the Eligible In-Transit Cash as of the most recent Monday;

                  (b) A new Section 1.35A is added to the Loan Agreement at the end of Section 1.35 of the Loan Agreement as follows:

                  1.35A "Eligible In-Transit Cash" shall mean, as of Monday of each week, cash collected by Borrower from the sale of Inventory during the immediately preceding Thursday, Friday, Saturday or Sunday which has not yet been remitted to the Agent Payment Account, so long as such cash (i) will be remitted to the Agent Payment Account no later than the first Tuesday following such Monday (unless such Monday or Tuesday is not a Business Day, in which case the first Wednesday following such Monday), and (ii) Agent has verified to its satisfaction the amount of such cash reported as collected by Borrower.

                  (c) Section 1.36 of the Loan Agreement is amended and restated in its entirety as follows:

                  1.36 "Eligible Inventory" shall mean, Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower which are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) raw materials or work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower's business; (f) Inventory at premises other than those owned and controlled by Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by Borrower may nevertheless be considered Eligible Inventory:
         (i) as to locations which are leased by Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent shall nevertheless consider Inventory at such location to be Eligible Inventory but Agent shall have established such Reserves in respect of amounts at any time payable by Borrower to the owner and lessor thereof as Agent shall determine to the extent such owner and lessor has a lien on the Inventory at such location that would have priority over Agent's lien;
         (ii) as to locations owned and operated by a third person, (A) if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or


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         Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent shall nevertheless consider Inventory at such location to be Eligible Inventory but Agent shall have established Reserves in respect of amounts at any time payable by Borrower to the owner and operator thereof as Agent shall determine, and (B) in addition, if required by Agent, if Agent shall have received: (1) UCC financing statements between the owner and operator, as consignee or bailee and Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and (2) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent; and (iii) as to Inventory in transit from a location outside the United States to the United States, (A) if such Inventory was purchased with a Letter of Credit, is fully paid (by banker's acceptance or cash) for and is owned by Borrower, (B) if the Letter of Credit to purchase such Inventory has been fully drawn (or cancelled) or the Reserve with respect thereto is one hundred percent (100%) of the amount of such Letter of Credit, (C) if such Inventory is fully insured, (D) if requested by Agent, such Inventory shall be evidenced and deliverable pursuant to negotiable bills of lading that have been delivered to Agent or a customs broker that has agreed to hold such bills of lading for the benefit of Agent pursuant to a Collateral Access Agreement (or if Agent agrees, such Inventory shall be evidenced and deliverable pursuant to non-negotiable bills of lading issued by a bailee in the possession of such Inventory in the name of Agent), (E) if Agent is satisfied with Borrower's ability to accurately report to Agent such Inventory (and the status of the Letters of Credit to purchase such Inventory), and (F) if Agent is otherwise satisfied with the in-transit nature of such Inventory; (g) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement (but without limiting the right of Agent to include such Inventory as Eligible Inventory subject to Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein); (h) bill and hold goods; (i) Inventory held for return to vendors; (j) unserviceable, used, obsolete or slow moving Inventory;
         (k) Inventory which is not subject to the first priority, valid and perfected security interest of Agent; (l) returned, damaged and/or defective Inventory; (m) Inventory purchased or sold on consignment;
         (n) out-of-season outdoor live plants, trees and shrubs; (o) out-of-season live Christmas trees, wreaths and plants; (p) the Inventory described on Schedule 7.3; and (r) except for in-transit Inventory that is Eligible Inventory under clause (f)(iii) of this definition, Inventory located outside the United States of America. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to


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         the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

                  (d) Section 9.17 of the Loan Agreement is amended and restated in its entirety as follows:

                  9.17. Excess Availability.

                  Borrower shall at all times have and maintain the sum of Excess Availability plus the amount of Cash Equivalents maintained in Borrower's account at SEI Private Trust Company under the control of Agent, of not less than $3,000,000.

                  (e) Section 9.18 of the Loan Agreement is amended to replace the phrase "At any time Excess Availability is $9,000,000 or less" with the phrase "At any time the sum of Excess Availability plus the amount of Cash Equivalents maintained in Borrower's account at SEI Private Trust Company under the control of Agent, is $9,000,000 or less".

                  2. Other Agreements. Borrower acknowledges and agrees with Agent that the cost of Inventory that is in transit and considered Eligible Inventory under clause (f)(iii) of the definition of Eligible Inventory shall be its invoice cost (exclusive of freight charges).

                  3. References. Agent, Lenders and Borrower hereby agree that all references to the Loan Agreement which are contained in any of the other "Financing Agreements" (as that term is defined in the Loan Agreement) shall refer to the Loan Agreement as amended by this Amendment No. 1, as such may be amended and supplemented from time to time hereafter.

                  4. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment No. 1, Borrower hereby represents and warrants to Agent and Lenders that:

                  (a) The execution, delivery and performance by Borrower of this Amendment No. 1 and each of the other agreements, instruments and documents contemplated hereby are within its corporate power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to Borrower, the articles of incorporation and by-laws of Borrower, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon Borrower or any of its property;

                  (b) Each of the Loan Agreement and the other Financing Agreements, as amended by this Amendment No. 1, are the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as the enforcement thereof


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may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally, and (ii) general principles of equity;

                  (c) The representations and warranties contained in the Loan Agreement and the other Financing Agreements are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof; and

                  (d) Borrower has performed all of its obligations under the Loan Agreement and the Financing Agreements to be performed by it on or before the date hereof and as of the date hereof, Borrower is in compliance with all applicable terms and provisions of the Loan Agreement and each of the Financing Agreements to be observed and performed by it and no event of default or other event which upon notice or lapse of time or both would constitute an event of default has occurred.

                  5. Conditions to Effectiveness. This Amendment No. 1 shall be effective upon delivery to Agent of a fully executed copy of this Amendment No. 1.

                  6. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment No. 1.

                  7. Continued Effectiveness. Except as specifically set forth herein, the Loan Agreement and each of the Financing Agreements shall continue in full force and effect according to its terms.

                  8. Costs and Expenses. Borrower hereby agrees that all expenses incurred by Agent and Lenders in connection with the preparation, negotiation and closing of the transactions contemplated hereby, including without limitation reasonable attorneys' fees and expenses, shall be part of the "Obligations" (as defined in the Loan Agreement).


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                  IN WITNESS WHEREOF, this Amendment No. 1 has been executed as of the day and year first written above.


                                   FRANK'S NURSERY & CRAFTS, INC., as Borrower


                                   By: /s/ Alan J. Minker
                                       ------------------
                                   Its: Senior Vice President /CFO


                                   CONGRESS FINANCIAL CORPORATION (CENTRAL), as Agent and Lender


                                   By: /s/ Gerard C. Wordell
                                       ---------------------
                                   Its: Vice President


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